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                                                                  EXHIBIT 99.350


                       CONGESTION PROPOSAL CONSIDERATIONS


Comments:

1. This model relies upon the secondary trading of FTRs to enhance liquidity. However, it is unlikely that customers who purchased annual FTR contracts will be willing to wait until the Day-Ahead market to lock-in commitments for them. This is especially the case in a use-or-lose model such as is proposed for California. If no FTRs were present in the market, orders will have to be matched within the same location, as is the case in the current BFM model. The forward trading of FTRs could potentially enhance liquidity. As suggested by John Flory, forward trading of FTRs/ETCs could be combined with forward trading of Basis Difference Contracts to enhance liquidity.

2. We need to expressly define how this solution addresses all of the issues with the existing market that caused the FERC to call for its redesign. These include:

      -     Out of market calls

      -     Intra-zonal congestion

      -     Local market power

      -     Accuracy of price signals

3. We need to identify all issues that our customers have with the existing PX structure and how this solution addresses them. These include:

      -     Undesired partial MWh auction results

      -     Sub penny pricing

      -     Ability to modify schedules closer to Real-Time

      -     Market complexity

      -     Uncertainty of wheeling out charges

4. Transmission rights holders could use the ability to recall and modify firm schedules to greatly exaggerate non-firm market volatility. If firm schedule modification had too great an effect on non-firm transactions, public confidence in this market could be undermined. This may not be undesirable, as it could encourage greater forward scheduling of firm energy.

      Non-firm energy markets are just that, non-firm. Historically, either side could recall the transaction at any time, even in real-time.

5. This solution requires the development of a complex algorithm. The PX needs to ensure that this can, in fact be developed in a manner that retains customer confidence in the clarity of the PX's prices and auction results. In other words, we need to ensure that any trader can verify that for the bids it offered it could not improve its profits with a different set of awards at the posted prices. (An exception could be if, at the marginal price, supply and demand was not exactly balanced). This requires that a solution will always produce the same results from the same inputs.

6. We need to develop a plan to develop marketplace support. An essential part of this is comprehensively examining the existing stakeholders proposals, determining how


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                       CONGESTION PROPOSAL CONSIDERATIONS


      our concept is different and how those differences can be justified / sold to the market. While this has been done at a very high level, a detailed point by point comparison of the proposals remains to be completed. Where possible we should try to have conversations with individual participants to ensure support rather then in a public forum. We should certainly have conversations with PG&E and Edison before we present our proposal to the WPTF.

      This is made more complicated by the extremely tight timeline we face. The ISO will publish its initial proposal on the 11th and will have a two-day stakeholder discussion on the 13th and 14th. The final, complete ISO proposal will be released on the 21st, with all responses due on the 24th. The ISO's final recommendation to their board will be released on the 27th. Please note that there will be no public forum to discuss the ISO's final presentation other than the August 1st board meeting.

7. Are there potential gaming effects in our market resulting from the ability to modify firm schedules repeatedly until the close of HA? What are the effects on the non-firm market? (please refer to comment #4)

8. How viable is this solution if the expected transmission liquidity does not develop? What if the ISO doesn't run the non-firm market?

9. How would customers submit orders and schedules into the PX if they had obtained transmission rights in the forward markets (or bilaterally) and wanted to schedule, rather than bid those rights in the Day-Ahead?

      This would be supported in the PX model. An example:

      - Generator X is located in AZ2 and wants to submit an offer to sell into SP15.

      - The generator has an FTR from AZ2 to SP15 that it purchased in the forward market.

      -     Generator X submits an offer to sell 50 SP15 @ $35 and is matched.

      -     Generator X schedules the AZ2 resource and the AZ2-SP15 FTR.

10. Are orders into the non-firm market by resource, by portfolio or does it matter? (I'm presuming by resource to eliminate additional scheduling requirements)

      Depending on the congestion model the ISO adopts - full network modeling or simplified model - it may have to be by resource or it could optionally be by resource.

11.   How would the linking of hours be implemented in this solution?

12. Is this the simplest solution that could have been obtained? Are there unnecessary complexities that affect ease of implementation / use?

13. This solution closely resembles the Titanium proposal. What were the characteristics of the proposal that led the PX to choose not to implement it? How are those issues resolved in this solution?


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                       CONGESTION PROPOSAL CONSIDERATIONS


      Titanium was rejected because the PX wasn't willing to risk damaging the Day-Ahead mkt. And was compounded by the lack of 100% release of FTRs. Now we have to decide on how the DA will evolve - not an abstract concept anymore.

14.   Is this algorithm consistent with trading algorithms?

15. How can physically feasible schedules be generated while retaining account (aggregate) bidding?


Ken Czarnecki's Comments:

1.    Does the PX proposal correspond with the WPTF Criteria? These are:
      -     Reduced ISO role without compromising reliability
      -     Provides better hedging against forward congestion risk
      -     Cost effective solution, avoiding 1998-like costs
      -     Promotes regional compatibility
      -     Promotes simple commercial procedures for SCs
      -     Enhances locational price signals

2. What must the ISO do for this proposal to work? What will be their arguments against this?

3.    Nodal or zonal pricing? (Or other?)

      - If zonal solution, what is the criteria for additional zones? What is the renewal term for these zones?

4. How will the CTS products be affected? How will they integrate with redesigned DA and HA?

5.    What happens to RMR contracts?

6. How does this proposal incorporate market power mitigation? Resolution of this is essential to achieve the support of NGOs, ISO, TURN etc.

7.    How does this work in non-California areas?

8.    What are the costs to the PX? To California?

9. How do we intend to deal with the ISO's proposed solution which is due to be released imminently

10.   What are the logistics and time frames to win with this?


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                       CONGESTION PROPOSAL CONSIDERATIONS


John Flory's Comments:

1. Commercial/competitive significance for PX is one issue (people's conversations have reflected this, but it is not directly stated as a criteria.)

2. PX should provide a marketplace for transmission (FTRs, ETCs) as well as energy (proposal is consistent with this).

3. PX should show this as accommodating both physical rights forward model and locational real-time market. (Good observation, Paul/Jim).

4. Model needs to integrate hub trading, physical rights and option to go to nodal real-time market (I think the current proposal accommodates this, but it does not discuss hub trading). This will serve us well nationally as well as in California.

5. Per Board discussion last summer about commercial / competitive issues (not killing the 7am cash cow and our major competitive advantage) and concerns about liquidity of FTRs and ETCs in our market, I believe the 7am auction needs to be a hub energy market (either UMCP or SP15/NP15, this point needs further discussion). Before and after that, we can have continuous or auction markets that integrate transmission (basis differentials, ETCs, FTRs, etc.).

6. I believe this should be implemented in two (or more) phases. In first phase we have the 7am hub market, and have continuous bid-ask market using Black Pearls (or Click?) system that allow buy-buy and sell-sell links of energy & FTRs/ETCs; energy & locations (BDs); etc. In the second phase we should develop a COMET/Titanium Jr. auction (perhaps in phase 2a still retaining a 7am hub market & then immediately rolling into the market re-dispatch/FTR/ETC market and in phase 2b having one integrated market). I see a COMET/Titanium Jr. auction within the Black Pearls trading platform as critical for our ultimate position nationally (and perhaps in Calif.)


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